Exhibit 21
Subsidiaries of the Registrant

1.           RRF Limited Partnership, a Delaware limited partnership.

2.           Yuma Hospitality Properties, Ltd., an Arizona limited partnership.

3.           Tucson Hospitality Properties, Ltd, an Arizona limited partnership.

4.           Ontario Hospitality Properties Limited Partnership, an Arizona limited partnership.

5.           Tucson St. Mary’s Suite Hospitality LLC, an Arizona limited liability company.

6.           InnSuites Hotels, Inc., a Nevada corporation.